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               [LETTERHEAD OF SULLIVAN & CROMWELL APPEARS HERE]

                                                                  March 30, 1994

ENSERCH Corporation,
 300 South St. Paul Street,
  Dallas, Texas 75201

Gentlemen:

        We have acted as special United States tax counsel for ENSERCH Corporation, a corporation organized under the laws of the State of Texas ("Enserch"), Enserch Preferred Capital, Inc., a corporation organized under the law of the State of Delaware ("Enserch Preferred"), and Enserch Capital L.L.C., a limited life company organized under the laws of Delaware (the "Company"), in connection with the issuance by the Company of 6,000,000 of the __% Cumulative Monthly Income Preferred Securities, Series A (the "Preferred Securities") as described in the Prospectus Supplement relating thereto (the "Prospectus Supplement").

        We hereby confirm our opinion as set forth under the caption "United States Taxation" in the Prospectus Supplement. Our opinion relies in part on the opinion of Richards, Layton
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ENSERCH Corporation                                                        -2-


& Finger, P.A. concerning the organization of the Company and assumes that the Company's Certificate of Formation and Amended and Restated Limited Liability Company Agreement are enforceable in accordance with their terms.


                                                    Very truly yours,

                                                    /s/ Sullivan & Cromwell